UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2006

BORLAND SOFTWARE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-10824	94-2895440
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20450 Stevens Creek Blvd, Suite 800

Cupertino, California 95014

(Address of principal executive offices, including zip code)

(408) 863-2800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On April 27, 2006, management of Borland Software Corporation (“Borland”) determined to commit to restructuring actions with respect to consolidation of facilities and personnel. Borland intends to reduce its workforce by approximately 300 employees, or approximately 20 percent of its regular full-time staff. Borland currently estimates that the total costs to be incurred in connection with these restructuring actions will be approximately $13 million to $16 million, spread over the second, third and fourth quarters of 2006. Of this total, the Company estimates that approximately $4 million to $5 million will represent facilities-related expenses and $9 million to $11 million will relate to one–time severance-related expenses. Approximately $1.5 million of the facilities-related expenses are expected to relate to lease reinstatement costs, asset write-offs and moving expenses. Substantially all of these costs will require the outlay of cash, although the timing of lease payments relating to leased facilities will be unchanged by the restructuring action. The Company will begin to implement these restructuring efforts with notifications of personnel action to affected personnel. The personnel actions are expected to be completed by end of July 2006.

Item 7.01. Regulation FD Disclosure.

Borland announced via press release the restructure and other organizational changes on May 3, 2006. Borland hereby incorporates by reference into this Item 7.01 the information set forth in such press release, a copy of which is furnished as Exhibit 99.1 to this Current Report. Pursuant to the rules and regulations of the SEC, such exhibit and the information set forth therein and herein are deemed to be furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934, as amended.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated May 3, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BORLAND SOFTWARE CORPORATION

By:	/s/ TIMOTHY J. STEVENS
Timothy J. Stevens Senior Vice President & General Counsel

Date: May 3, 2006

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated May 3, 2006